     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1994



                                             REGISTRATION STATEMENT NO. 33-53297

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       UNITED STATES SURGICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                          13-2518270
            (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                 150 GLOVER AVENUE, NORWALK, CONNECTICUT 06856
                                 (203) 845-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              DONALD F. CRANE, JR.
                               SENIOR SEC COUNSEL
                       UNITED STATES SURGICAL CORPORATION
                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                                 (203) 845-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                        CALCULATION OF REGISTRATION FEE
===================================================================================================================
TITLE OF EACH CLASS OF
SECURITIES BEING REGISTERED                       AMOUNT TO BE     AGGREGATE PRICE     AGGREGATE        AMOUNT OF
                                                   REGISTERED         PER UNIT      OFFERING PRICE    REGISTRATION
                                                                                                           FEE
- -------------------------------------------------------------------------------------------------------------------
Depositary Shares, each representing one-
  fiftieth of a share of DECS, Series A
  Convertible Preferred Stock, par value $5
  per share(1)................................   8,870,000 Shares      $22.55        $200,018,500        $68,972
- ------------------------------------------------------------------------------------------------------------------
DECS, Series A Convertible Preferred Stock,
  par value $5 per share......................         (2)               (2)              (2)              N/A
- ------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share........         (3)               (3)              (3)              N/A
===================================================================================================================




(1) 8,870,000 Depositary Shares originally offered and issued on March 28, 1994, at $22.55 per share, and offered for resale hereunder.



(2) One-fiftieth of the number of Depositary Shares registered hereby. DECS are represented by the Depositary Shares and no additional registration fee is required.



(3) Up to 8,870,000 shares issuable upon, or in connection with, the conversion or redemption of the Depositary Shares, as to which no additional registration fee is required.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS


                                                                   [LOGO]
8,870,000 SHARES
UNITED STATES SURGICAL CORPORATION
$2.20 DEPOSITARY SHARES
EACH REPRESENTING A ONE-FIFTIETH INTEREST IN A SHARE OF
SERIES A CONVERTIBLE PREFERRED STOCK
(DIVIDEND ENHANCED CONVERTIBLE STOCKSM -- DECSSM)

COMMON STOCK

This Prospectus relates to the resale of 8,870,000 of $2.20 Depositary Shares (the "Depositary Shares"), each representing a one-fiftieth interest in a share of Series A Convertible Preferred Stock, par value $5 per share ("DECS"), of United States Surgical Corporation (the "Company"), of the DECS, and of up to 8,870,000 shares of Common Stock issuable upon redemption or conversion of the Depositary Shares (collectively, the "Resale Securities") by the holders named herein of the Resale Securities (each, a "Selling Stockholder" and collectively, the "Selling Stockholders").

The Depositary Shares were issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by the Company on March 28, 1994. See "Issuance of Resale Securities to Selling Stockholders".

The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Resale Securities from time to time on terms determined at the time of sale. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Resale Securities by the Selling Stockholders.

Upon any sale of the Resale Securities offered hereby, Selling Stockholders and participating agents, brokers and dealers may be deemed to be underwriters as that term is defined in the Securities Act. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act.

The Company will pay the expenses of registration of the Resale Securities, except for underwriters' discounts or commissions, if any.

Dividends on the Depositary Shares are cumulative at the annual rate of $2.20 per share (being one-fiftieth of the annual dividend rate of $110.00 for each share of DECS), payable quarterly in arrears, commencing July 1, 1994. Each Depositary Share has a liquidation preference (being one-fiftieth of the liquidation preference of each share of DECS) equal to the sum of (i) $22.55 and
(ii) one-fiftieth of the amount of accrued and unpaid dividends on each share of DECS.

At any time after April 1, 1997 (subject to certain limitations), the Depositary Shares may be redeemed by the Company for an amount of Common Stock of the Company, par value $.10 per share (the "Common Stock"), equal to $20.50, together with an additional cash dividend as set forth herein. On April 1, 1998 (the "Mandatory Conversion Date"), each Depositary Share still outstanding will automatically convert into one share of Common Stock, subject to adjustment in certain events. Prior to any such redemption by the Company, each Depositary Share may be converted at any time at the option of the holder into 0.953 of a share of Common Stock (equivalent to 47.65 shares of Common Stock for each share of DECS).

For a detailed description of the terms of DECS and the Depositary Shares, see "Description of DECS" and "Description of Depositary Shares".


If the Resale Securities are resold through underwriters, dealers, or agents, by certain means other than sales into the market, this Prospectus will be accompanied by a Prospectus Supplement which names such underwriters, dealers or agents and describes the arrangements therewith.


The Common Stock will be listed for trading on the New York Stock Exchange under the symbol USS. Neither the Depositary Shares nor the DECS are required to be listed for trading on any exchange. The Depositary Shares are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkage ("Portal") Market.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER "INVESTMENT CONSIDERATIONS".

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                           ------------------------


The date of this Prospectus is June 27, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices in New York (75 Park Place, New York, New York 10007) and in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661). Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials also can be inspected at the office of the New York Stock Exchange (20 Broad Street, New York, New York 10005).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents heretofore filed with the Commission by the Company (File No. 1-9776) are incorporated by reference in their entirety in this
Prospectus:


          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993.


          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.



          3. The Company's Proxy Statement for the Annual Meeting held May 18, 1994.



          4. The description of the Company's Common Stock, $.10 par value ("Common Stock") contained in the Company's Registration Statement on Form 8-B, dated August 3, 1990.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents referred to above, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein or in any incorporated document. Requests should be directed to United States Surgical Corporation, Marianne Scipione, Vice President, Corporate Communications, 150 Glover Avenue, Norwalk, Connecticut 06856 (telephone number:
(203) 845-1000).

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.


                                  THE COMPANY

     United States Surgical Corporation (the "Company") is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. (Prior to reincorporating in Delaware in 1990, the Company was a New York corporation which was organized in 1975 and was the successor to a Maryland corporation activated in 1964.) The Company currently operates domestically and internationally through subsidiaries, branches and distributors. Except where the context otherwise requires, the term Company includes the Company's divisions, subsidiaries, branches and predecessors.

     The Company is the leading manufacturer and marketer of innovative mechanical products for the wound closure market. Its principal products include a series of surgical stapling instruments (both disposable and reusable), disposable surgical clip appliers and presterilized disposable loading units for use with stapling instruments. The Company's stapling instruments are an alternative to manual suturing techniques and enable surgeons to reduce blood loss, tissue trauma and operating time while joining internal tissue, reconstructing or sealing off organs, removing diseased tissue, occluding blood vessels and closing skin, either with titanium, stainless steel, or absorbable POLYSURGICLIP(R) copolymer clips. Surgical stapling also makes possible several surgical procedures which cannot be achieved with surgical needles and suturing materials.

     The Company is also the leading manufacturer and marketer of specialized wound management products designed for use in the rapidly growing field of minimally invasive surgery. This surgical technique, also referred to as endoscopic or laparoscopic surgery, requires incisions of up to one-half inch and generally provides patients with significant reductions in post-operative hospital stays, pain, recuperative time and hospital costs. Applications for minimally invasive surgery include cholecystectomy (gallbladder removal), hysterectomy, hernia repair, and various forms of bowel, stomach, gynecologic and thoracic surgery. The Company's products in this area include a variety of specialized surgical clip appliers and staplers, trocars (which provide entry ports to the body for laparoscopic surgery) and a line of laparoscopic instruments which allow surgeons to cut, clamp, retract or otherwise manipulate tissue during laparoscopic procedures.

     Disposable instruments reduce the user's capital investment, eliminate the cleaning, maintenance, sterilizing and repair required for reusable instruments, and provide the surgeon with a new sterile instrument for each procedure, offering more efficacious and safer practice for both patients and operating room personnel.


     The Company also manufactures and markets a line of sutures, which was introduced in 1991. The Company believes that sutures, which represent a major portion of the wound closure market, are a natural complement to its other wound management products. This market is currently dominated by other manufacturers. The Company continues to expand its sutures line to enable it to compete effectively with the full range of suture products currently offered in the marketplace.


     The Company's executive offices are located at 150 Glover Avenue, Norwalk, Connecticut 06856, and its telephone number is (203) 845-1000.

               SUMMARY DESCRIPTION OF DECS AND DEPOSITARY SHARES

SECURITIES......................   Depositary Shares, each such share
                                   representing a one-fiftieth interest in a share of DECS and entitling the holder to that proportion of all the rights, preferences, and privileges of a share of DECS (including dividend, voting, conversion, and liquidation rights and preferences) represented thereby, are offered hereby. The
                                   Depositary Shares mandatorily convert into shares of Common Stock on April 1, 1998 (the
                                   "Mandatory Conversion Date"), and the Company has the option to redeem the shares of DECS
                                   (and the related Depositary Shares), in whole or in part, on or after April 1, 1997 (the
                                   "Initial Redemption Date") and prior to the Mandatory Conversion Date, at the DECS Call
                                   Price (as defined herein) payable in shares of Common Stock, provided that the Current
                                   Market Price (as defined herein) of the
                                   Common Stock is greater than a defined amount described herein. In addition, the Depositary
                                   Shares are convertible at the option of the holder at any time prior to the Mandatory
                                   Conversion Date as set forth below.

DIVIDENDS.......................   Annual cumulative dividends accrue at a rate
                                   of $2.20 with respect to each Depositary
                                   Share (equivalent to a rate of $110.00 per annum for each share of DECS), from the date of initial issuance, payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing July 1, 1994. See
                                   "Description of DECS -- Dividends" and
                                   "Description of Depositary
                                   Shares -- Dividends and Other Distributions".

MANDATORY CONVERSION............   On the Mandatory Conversion Date, unless
                                   previously redeemed or converted, each
                                   outstanding Depositary Share will mandatorily convert into (i) one share of Common Stock, subject to adjustment in certain events, and
                                   (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends
                                   (other than previously declared dividends payable to a holder of record as of a prior date) with respect to such Depositary Share.
                                   See "Description of DECS -- Mandatory
                                   Conversion of DECS" and "Description of
                                   Depositary Shares -- Conversion and Call
                                   Provisions". The value of the Common Stock that may be received by holders of Depositary
                                   Shares upon their mandatory conversion may be more or less than the amount paid for the Depositary Shares offered hereby due to market fluctuations in the price of the Common Stock.

OPTIONAL REDEMPTION.............   Shares of DECS (and the related Depositary
                                   Shares) are not redeemable either (i) prior to the Initial Redemption Date or (ii) at any time on or after the Initial Redemption Date when the Current Market Price of the Common
                                   Stock is less than or equal to the sum of (x) the DECS Call Price and (y) the Additional
                                   Dividend (as defined herein) per Depositary
                                   Share. Subject to the foregoing, at any time and from time to time on or after the Initial
                                   Redemption Date, and ending immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of DECS (and thereby the related
                                   Depositary Shares). Upon any such redemption, each holder of Depositary Shares will receive, in exchange for each Depositary
                                   Share so redeemed, an amount of Common Stock having an aggregate Current Market Price on the applicable date of determination equal to $20.50 (the "DECS Call Price"). Each holder of Depositary Shares will also receive an additional cash dividend (the "Additional
                                   Dividend") upon redemption by the Company in an amount initially equal to $0.55 for each share of Depositary Shares, declining ratably after the Initial Redemption Date to $0 one month prior to the Mandatory Conversion Date, as set forth herein. See "Description of DECS -- Optional Redemption" and "Description of Depositary Shares -- Conversion and Call
                                   Provisions". The number of shares of Common
                                   Stock to be delivered upon redemption will be determined by dividing the DECS Call Price by the Current Market Price of the Common Stock prior to the announcement of the redemption, and the market price of the Common Stock may vary between the date of such determination and the subsequent delivery of such shares.


CONVERSION AT THE OPTION OF THE
  HOLDER........................   At any time prior to the Mandatory Conversion
                                   Date, unless previously redeemed, each
                                   Depositary Share is convertible at the option of the holder thereof into 0.953 of a share of Common Stock (the "Optional Conversion
                                   Rate"), equivalent to a conversion price of $21.50 per share of Common Stock (the
                                   "Conversion Price"), subject to adjustment as described below (such Optional Conversion
                                   Rate being equivalent to 47.65 shares of Common Stock for each share of DECS). The number of shares of Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Common Stock from time to time, all as set forth herein. The right of holders to convert shares of DECS called for redemption (and the related Depositary Shares) will terminate immediately prior to the close of business on the redemption date. See "Description of DECS -- Conversion at the Option of the Holder" and "Description of Depositary
                                   Shares -- Conversion and Call Provisions".

ENHANCED DIVIDEND YIELD,
  LESS EQUITY APPRECIATION
  THAN COMMON STOCK.............   Dividends will accrue on the Depositary
                                   Shares at a higher rate than the rate at which dividends are currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in the Depositary Shares may be less than that afforded by an investment in the

                                   Common Stock to the extent the Conversion
                                   Price is higher than the purchase price and the Company may, at its option, redeem the shares of DECS (and thereby the Depositary Shares) at any time on or after April 1, 1997, and prior to the Mandatory Conversion Date, and may do so if, among other circumstances, the applicable Current Market Price of the Common Stock exceeds the DECS Call Price plus the Additional Dividend per Depositary Share. In such event, a holder of a Depositary Share will receive less than one share of Common Stock. A holder may also surrender for conversion any Depositary Shares called for redemption up to the close of business on the redemption date, and a holder that so elects to convert will receive
                                   0.953 of a share of Common Stock per
                                   Depositary Share. The value of Common Stock received by a holder of a Depositary Share may be more or less than the per share amount paid for the Depositary Shares offered hereby, due to market fluctuations in the price of Common Stock. See "Description of DECS -- Enhanced Dividend Yield, Less Equity Appreciation than Common Stock" and "Description of Depositary Shares".

VOTING RIGHTS...................   The holders of shares of DECS shall have the
                                   right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 0.95 of a vote for each Depositary Share held (equivalent to 47.50 votes for each share of DECS). On such matters, the holders of shares of DECS and the holders of Common
                                   Stock will vote together as one class except as otherwise provided by law. In addition,
                                   (i) whenever dividends on the shares of DECS or any other series of the Company's preferred stock (all series of which, including the shares of DECS, hereinafter are called the "Preferred Stock") shall be in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of the shares of DECS (voting separately as a class with holders of all other series of outstanding Preferred Stock upon which the voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of one vote for each share of DECS (equivalent to one-fiftieth of a vote for each Depositary
                                   Share), for the election of two Preferred
                                   Stock Directors (as defined herein) of the Company, these Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of the shares of DECS will have voting rights with respect to certain alterations of the Company's Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series. The owners of Depositary Shares will be entitled to direct the voting of the shares of DECS represented thereby. See "Description of
                                   DECS -- Voting Rights", "Description of

                                   Depositary Shares -- Voting of DECS" and
                                   "Description of Capital Stock -- Common
                                   Stock".


LIQUIDATION PREFERENCE AND
  RANKING.......................   The shares of DECS will rank prior to the
                                   Common Stock as to payment of dividends and distributions of assets upon liquidation. The liquidation preference of each share of DECS is an amount equal to the sum of (i)
                                   $1,127.50, which is fifty times the
                                   liquidation preference per Depositary Share of $22.55 and (ii) all accrued and unpaid dividends thereon. See "Description of
                                   DECS -- Dividends" and "-- Liquidation
                                   Rights" and "Description of Depositary
                                   Shares".



REGISTRATION RIGHTS.............   The Company has agreed to maintain a shelf
                                   registration statement under the Securities
                                   Act relating to resales of the Depositary
                                   Shares and the Common Stock issuable upon conversion or redemption thereof. If such registration statement does not remain effective within the time periods set forth herein, the dividend rate on the Depositary
                                   Shares will be temporarily or permanently increased in the manner described herein.
                                   This Prospectus is a part of the registration statement filed pursuant to the foregoing obligation of the Company. See "Description of Depositary Shares -- Registration Rights".

                           INVESTMENT CONSIDERATIONS

LEVERAGE


     After giving effect to the receipt of approximately $192 million of net proceeds from the sale of the Depositary Shares, described below in "Issuance of Resale Securities to Selling Stockholders", the Company's consolidated indebtedness approximates 45% of the sum of its stockholders' equity and consolidated indebtedness. This degree of leverage increases the Company's vulnerability to adverse general economic and health care industry conditions and to increased competitive pressures, including pricing pressure from better capitalized competitors.


RECENT LOSSES; REDUCTION IN STOCKHOLDERS' EQUITY


     The Company reported a net loss of approximately $139 million for the fiscal year ended December 31, 1993. This loss includes the effect of a total of approximately $138 million ($130 million after-tax) in restructuring charges incurred during that period. The Company also reported a net loss of approximately $8 million for the first quarter of 1994. The Company's losses have reduced its stockholders' equity.


RECENT DEVELOPMENTS IN THE HEALTH CARE INDUSTRY

     Recent developments in the health care industry have had a significant impact on the Company's performance. Significant uncertainty exists regarding the impact that health care reforms proposed by the Clinton Administration or others may have on the Company and its business. The primary trend in the health care industry is toward cost containment. The increased use of managed care, stricter review processes instituted by insurance companies and greater supervision of doctors' referral patterns have resulted in a market in which payors have greater leverage. In the context of an uncertain environment concerning health care reform, pricing has become a more important factor in purchasing decisions by hospitals. As a result, the Company's traditional advantage of product superiority has been adversely impacted. This environment has also slowed the rate of acceptance of newer techniques utilizing the Company's products because of concerns about reimbursement. There can be no assurance that the Company will not continue to be adversely affected by these matters.

JUST-IN-TIME DISTRIBUTION


     The Company's sales have also been affected by the shifting since early 1993 of approximately 40% of the Company's domestic product distribution toward third-party Just-In-Time ("JIT") distribution. This new distribution system provides hospitals with an opportunity to reduce their inventories. These inventory reductions have taken longer than anticipated and have continued to result in a significant loss of sales as customer inventories are brought down toward desirable levels.


COMPETITION


     The medical device industry is highly competitive, and the Company competes with manufacturers and marketers of medical devices (including surgical stapling instruments, minimally invasive surgery products and sutures) that have greater financial resources than the Company, including Johnson & Johnson and its subsidiary, Ethicon, Inc. Competition in the markets served by the Company has in the past resulted, and may in the future result, in losses of market share and downward pressure on product pricing. Certain of the Company's competitors, particularly Ethicon, have engaged in deep price discounting, especially in aggressively pursuing evaluations of their products by hospitals, as compared to those of the Company, for trial periods of various durations. The length of these competitive evaluations may often extend from one to six months. Regardless of the outcome of the evaluation, the Company loses revenues during the evaluation period. In addition, increased cost consciousness due to uncertainty over health care reform has revived competition from reusable instruments.

REGULATION

     The Company's business is subject to varying degrees of governmental regulation in the countries in which it operates. In the United States, the Company's products are subject to regulation as medical devices by the Food and Drug Administration ("FDA") and other federal and state agencies. These regulations pertain to the manufacturing, labeling, development and testing of the Company's products as well as to the maintenance of required records. An FDA regulation also requires prompt reporting of an event or malfunction involving a medical device where such device caused or contributed to death or serious injury or may do so. Federal law provides for several alternatives by which the FDA reviews medical devices prior to their entry into the marketplace. To date all the Company's new products have been cleared by the FDA under the most expedited form of pre-market review. The Company, and in the Company's belief, the rest of the industry, has generally experienced longer FDA product approval periods in 1992 and 1993 than in prior years. Timely product approval is important to the Company's maintaining its technological competitive advantages. The FDA has proposed additional procedures for obtaining regulatory approvals. However, the extent, if any, to which any such additional procedures may affect the Company can not be determined at this time.


     In other countries, the degree of government regulation affecting the Company varies considerably, ranging from stringent testing and approval procedures in certain locations to simple registration procedures (or no procedures at all) in others. In general, the Company has not encountered material delays or regulatory impediments in marketing its products internationally. Should establishment of uniform regulations for the European Community occur, the Company believes it will be subject to a single regulatory scheme for all the participating countries, but it anticipates that the process generally may be more rigorous than certain of the multiple formats currently in place.


ABSENCE OF PUBLIC MARKET FOR DEPOSITARY SHARES


     There can be no assurance as to the development or liquidity of any market for the Depositary Shares and the DECS. The Depositary Shares are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkage ("PORTAL") Market. If not listed on an exchange, the Depositary Shares may be expected to trade on the over the counter market; the DECS are not expected to be separately traded but could also be traded on the over the counter market.


   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The ratio of earnings to combined fixed charges and preferred stock dividends of the Company, computed for each of the last five fiscal years, on a pro-forma basis for the latest fiscal year, and for the quarter ended March 31, 1994, is as follows.



                                  PRO-FORMA
                    PRO-FORMA      QUARTER     QUARTER
                    YEAR ENDED      ENDED       ENDED                 YEARS ENDED DECEMBER 31,
                   DECEMBER 31,   MARCH 31,   MARCH 31,      ------------------------------------------
                       1993         1994         1994         1993      1992     1991     1990     1989
                   ------------   ---------   ----------     ------     ----     ----     ----     ----
Ratio of earnings
 to combined
 fixed charges
 and preferred
 stock
 dividends.......       (1)          (2)        (3)             (4)     7.43     7.51     5.56     4.59



     The pro-forma calculation of the ratio of earnings to combined fixed charges and preferred stock dividends assumes that the Company issued Depositary Shares for approximately $200 million and received net proceeds from the sale of $192 million which were used to repay long-term debt as of the beginning of the respective periods.

- ---------------

(1) Earnings are inadequate to cover combined fixed charges and preferred stock dividends. The dollar amount of the pro-forma deficiency at December 31, 1993 was $166.7 million. If fourth quarter restructuring charges of $137.6 million were excluded from the calculation, the dollar amount of the pro-forma deficiency would have been $29.1 million.



(2) Earnings are inadequate to cover combined fixed charges and preferred stock dividends. The dollar amount of the pro-forma deficiency at March 31, 1994 was $10.5 million.



(3) Earnings are inadequate to cover fixed charges. The dollar amount of the deficiency at March 31, 1994, was $5.8 million.



(4) Earnings are inadequate to cover fixed charges. The dollar amount of the deficiency at December 31, 1993 is $146.9 million. If the restructuring charges of $137.6 million were excluded from the calculation, the dollar amount of the deficiency would have been $9.3 million.


                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Resale Securities by the Selling Stockholders.

             ISSUANCE OF RESALE SECURITIES TO SELLING STOCKHOLDERS

     On March 28, 1994 the Company issued 177,400 shares of its Series A Convertible Preferred Stock (convertible into a maximum of 8,870,000 shares of the Company's Common Stock), par value $5 per share, represented by 8,870,000 Depositary Shares, in an offering exempt from registration under the Securities Act at an offering price of $22.50 per Depositary Share.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information as of June 24, 1994 with respect to the Selling Stockholders:




                                        SHARES OF
                                      COMMON STOCK                                SHARES OF COMMON
                                      BENEFICIALLY                               STOCK BENEFICIALLY
                                     OWNED PRIOR TO             SHARES            OWNED AFTER THE
                                     THE OFFERING(1)       OFFERED HEREBY(2)      OFFERING(1)(2)(3)
                                  ---------------------    -----------------    ---------------------
  NAME OF SELLING STOCKHOLDER     NUMBER     PERCENT(4)                         NUMBER     PERCENT(4)
- --------------------------------  -------    ----------                         -------    ----------
Fidelity Financial Trust:
  Fidelity Convertible
  Securities Fund...............        0                      1,020,000              0
Fidelity Capital Trust: Fidelity
  Value Fund....................        0                        443,500              0
Fidelity Devonshire Trust:
  Fidelity Equity-Income Fund...        0                        361,600              0
Fidelity Financial Trust:
  Fidelity Retirement Growth
  Fund..........................        0                        443,500              0
Fidelity Mount Vernon Street
  Trust: Fidelity Growth Company
  Fund..........................        0                        443,500              0
Fidelity Puritan Trust: Fidelity
  Puritan Fund..................        0                        443,500              0
Fidelity Selected Portfolios:
  Health Care Portfolio.........        0                        222,000              0
Fidelity Securities Fund:
  Fidelity Growth & Income
  Portfolio.....................        0                        443,500              0
Fidelity Trend Fund.............        0                        177,000              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #1............        0                          8,400              0




                                        SHARES OF
                                      COMMON STOCK                                SHARES OF COMMON
                                      BENEFICIALLY                               STOCK BENEFICIALLY
                                     OWNED PRIOR TO             SHARES             OWNED AFTER THE
                                     THE OFFERING(1)       OFFERED HEREBY(2)      OFFERING(1)(2)(3)
                                  ---------------------    -----------------    ---------------------
  NAME OF SELLING STOCKHOLDER     NUMBER     PERCENT(4)                         NUMBER     PERCENT(4)
- --------------------------------  -------    ----------                         -------    ----------
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #2............        0                          3,600              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #3............        0                          6,000              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #4............        0                          3,900              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #5............        0                         16,200              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #6............        0                          2,800              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #7............        0                         10,600
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #8............        0                         13,200              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #9............        0                          1,100              0
Fidelity Management Trust
  Company, FMTC, on behalf of
  Managed Account #10...........        0                         16,100              0
Froley, Revy Investment Trust
  Co. Account: First Interstate
  Bank of Oregon as agent for
  SAIF Corporation..............        0                         72,500              0
Froley, Revy Investment Co. Inc.
  Account: State of Delaware
  Retirement System.............        0                         14,000              0
California Public Employees
  Retirement System.............  381,200                        215,000        381,200
Oppenheimer Equity Income
  Fund..........................        0                        550,000              0
The Boston Company..............        0                         66,000              0
General Motors Salaried
  Employees Pension Trust.......        0                         67,200              0
General Motors Hourly-Rate
  Employees Pension Trust.......        0                         72,800              0
Keystone America Omega Fund,
  Inc...........................        0                         75,000              0
Keystone Custodian Fund, Series
  K-2...........................        0                        200,000              0
Keystone Custodian Fund, Series
  S-3...........................        0                         53,000              0
Highbridge Capital
  Corporation...................        0                         95,000              0
Dean Witter Convertible
  Securities Trust..............        0                         88,000              0


                                        SHARES OF
                                      COMMON STOCK                                SHARES OF COMMON
                                      BENEFICIALLY                               STOCK BENEFICIALLY
                                     OWNED PRIOR TO             SHARES            OWNED AFTER THE
                                     THE OFFERING(1)       OFFERED HEREBY(2)     OFFERING(1)(2)(3)
                                  ---------------------    -----------------    ---------------------
  NAME OF SELLING STOCKHOLDER     NUMBER     PERCENT(4)                         NUMBER     PERCENT(4)
- --------------------------------  -------    ----------                         -------    ----------
Bank.......0297,0000The Selected
  U.S. Equity
  Portfolio.....................        0                        177,400              0
Sierra Trust Funds..............        0                         44,300              0
Bankers Trust Company, Cede &
  Co., By: BT Services
  Tennessee, Inc., as Agent
  Account 102818................        0                        132,400              0
Bankers Trust Company, Cede &
  Co., By: BT Services
  Tennessee, Inc., as Agent
  Account 102819................        0                        127,300              0
Any other holder of Resale
  Securities or future
  transferee from any such
  holder........................       (5)                     2,443,100             (5)


- ---------------

(1) Information with respect to beneficial ownership is obtained from the Selling Stockholders.



(2) Depositary Shares, and the maximum number of shares of Common Stock to be issued on redemption or conversion of the Depositary Shares, as described herein. The term Selling Stockholder shall be deemed to include a purchaser, if any, from a Selling Stockholder listed above.



(3) Assumes sale of all Resale Securities offered hereby and no other purchases or sales of Depositary Shares or Common Stock. Includes Common Stock issuable on conversion or redemption of the Depositary Shares. See "Plan of Distribution."



(4) No holders own or will after the offering own as much as 1% of the Company's Common Stock.



(5) Not determinable.



     The Company and the Selling Stockholders have agreed to indemnify each other against certain civil liabilities under the Securities Act.


                              PLAN OF DISTRIBUTION


     The Resale Securities may be sold from time to time to purchasers directly by any of the Selling Stockholders, including sales into the market, through brokers, dealers, or otherwise. Alternatively, the Selling Stockholders may from time to time offer the Resale Securities through underwriters, dealers or agents who may in certain cases receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Resale Securities. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Resale Securities may be deemed to be underwriters. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act. The Selling Stockholders and any such underwriters, dealers, and agents may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act, or be entitled to contributions as to payments they may be required to make in respect thereof.


     The Company will pay all of the expenses incident to the registration of the Resale Securities to the public, except for underwriters' discounts or commissions, if any.


     If the Resale Securities are sold through underwriters, dealers, or agents, by certain means other than sales into the market through brokers, dealers, or otherwise, a Prospectus Supplement will name such underwriters, dealers, or agents and describe the arrangements therewith.

                              DESCRIPTION OF DECS

     The summary contained herein of the terms of shares of DECS, including those terms applicable to shares of Preferred Stock, does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Company's Certificate of Incorporation and form of Certificate of Designation relating to the shares of DECS (the "Certificate of Designation"), a copy of which Certificate of Designation has been filed with the Registration Statement of which this Prospectus is a part.

     Each of the Depositary Shares represents beneficial ownership of one-fiftieth of a share of DECS and entitles the owner to that proportion of all the rights, preferences and privileges of the share of DECS represented thereby. See "Description of Depositary Shares".

DIVIDENDS

     Holders of record of the shares of DECS (and thereby holders of Depositary Shares) shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends from the date of initial issuance of the shares of DECS at the rate of $110.00 per annum or $27.50 per quarter (equivalent to a rate of $2.20 per annum or $0.55 per quarter for each Depositary Share), payable quarterly in arrears on January 1, April 1, July 1 and October 1 or, if any such date is not a business day, on the next succeeding business day. The first dividend period will be from the date of initial issuance of the shares of DECS to, but excluding, July 1, 1994, and will be payable on such date. Dividends will cease to accrue on the shares of DECS on the Mandatory Conversion Date or on the date of their earlier conversion or redemption. Dividends will be payable to holders of record of shares of DECS as they appear on the stock register of the Company on record dates not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable on shares of DECS for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

     Dividends on shares of DECS shall accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of DECS shall cumulate as of the dividend payment date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on shares of DECS.

     The shares of DECS will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any Preferred Stock issued in the future by the Company that by its terms ranks pari passu with the shares of DECS.

     As long as any shares of DECS are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, any capital stock, including, without limitation, the Common Stock, of the Company ranking junior to the shares of DECS as to the payment of dividends and the distribution of assets upon liquidation (collectively "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless: (i) full dividends on Preferred Stock that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

     In addition, as long as any shares of DECS are outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase, redemption or acquisition of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption, acquisition, setting aside or making available to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

     Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries, and funds may be set aside or made available for that purpose, from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of the Parity Preferred Stock, to share therein according to their respective interests.

     As long as any shares of DECS are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith and except with the right, subject to clause (b) of this paragraph and any similar requirement of any other Preferred Stock, to receive accrued and unpaid dividends), unless either: (a)(i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend, distribution, redemption, purchase or acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock; or (b) with respect to the declaration and payment of dividends only, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of DECS and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of DECS and such other share of Parity Preferred Stock bear to each other.

MANDATORY CONVERSION OF DECS

     Unless previously redeemed or voluntarily converted into Common Stock, as hereinafter described, on the Mandatory Conversion Date each outstanding share of DECS will mandatorily convert into (i) shares of Common Stock at the DECS Common Equivalent Rate (as defined herein) in effect on such date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of DECS (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the requirement set forth in clause (b) in the immediately preceding paragraph and any similar requirement of any other Preferred Stock. The "DECS Common Equivalent Rate" is initially fifty shares of Common Stock for each share of DECS (equivalent to one share of Common Stock for each Depositary Share (the "Common Equivalent Rate")) and is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the shares of DECS then outstanding.

     Because the price of the Common Stock is subject to market fluctuations, the value of the Common Stock that may be received by holders of shares of DECS upon their mandatory conversion may be more or less than the amount paid for the shares of DECS offered hereby.

OPTIONAL REDEMPTION

     Shares of DECS (and thereby the Depositary Shares) are not redeemable by the Company either (i) prior to the Initial Redemption Date or (ii) at any time on or after the Initial Redemption Date when the Current Market Price of the Common Stock is less than or equal to the sum of (x) the DECS Call Price and (y) the Additional Dividend (as defined herein) per Depositary Share. Subject to the foregoing, at any time and from time to time until immediately prior to the Mandatory Conversion Date, the Company will have the right to redeem, in whole or in part, the outstanding shares of DECS (and thereby the related Depositary Shares). Upon any such redemption, the Company will deliver to the holder thereof, in exchange for each share of DECS subject to redemption, (i) an amount of Common Stock having an aggregate Current Market Price equal to the DECS Call Price (the number of shares of which is equal to the DECS Call Price divided by the Current Market Price of the Common Stock) determined as of the date which is two trading days prior to the Notice Date (as defined herein), multiplied by the DECS Common Equivalent Rate, (ii) all accrued and unpaid dividends thereon and
(iii) the Additional Dividend payable thereon. Dividends will cease to accrue on the shares of DECS on the date fixed for their redemption.


     The "Additional Dividend" is an additional cash dividend payable on each share of DECS only upon redemption by the Company in an amount equal to $27.50 ($0.55 per Depositary Share) on or after April 1, 1997; $20.625 ($0.4125 per Depositary Share) on or after July 1, 1997; $13.75 ($0.275 per Depositary Share) on or after October 1, 1997; $6.875 ($0.1375 per Depositary Share) on or after January 1, 1998; or $0 ($0 per Depositary Share) on or after March 1, 1998. The "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Common Stock as reported on the NYSE for the 15 consecutive trading days ending on and including such date of determination or (y) the closing sale price of the Common Stock as reported on the NYSE for such date of determination; provided, however, that, with respect to any redemption of shares of DECS, if any event that results in an adjustment of the DECS Common Equivalent Rate occurs during the period on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of shares of DECS means the date on which first occurs either the public announcement of such call for redemption or the commencement of mailing of such notice to holders of shares of DECS.


     If fewer than all the outstanding shares of DECS are to be called for redemption, shares of DECS to be called will be selected by the Company from outstanding shares of DECS not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

     The Company will provide notice of any call for redemption of shares of DECS to holders of record of the shares of DECS to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for redemption. Accordingly, the earliest mailing of notice of any call for redemption of shares of DECS will be February 1, 1997. Any such notice will be provided by mail, sent to the holders of record of the shares of DECS to be called for redemption at such holder's address as it appears on the stock register of the Company, first class postage paid; provided, however, that failure to give such notice or any defect therein shall not affect the validity of the proceeding for redemption of any shares of DECS to be redeemed except as to a holder to whom the Company has failed to give said notice or whose notice was defective. On and after the redemption date, all rights of the holders of the shares of DECS called for redemption shall terminate except the right to receive the redemption price (unless the Company defaults on the payment of the redemption price). A public announcement of any call for redemption will be made by the Company prior to, or at the time of, the mailing of such notice of redemption.

     Each holder of shares of DECS called for redemption must surrender the certificates evidencing such shares of DECS to the Company at the place and in the manner designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Common Stock and cash for any fractional share amount.

     The Depositary Shares are subject to call upon substantially identical terms and conditions (including those as to notice to the owners of Depositary Shares) as the shares of DECS, adjusted to reflect the fact that fifty Depositary Shares represent one share of DECS. See "Description of Depositary Shares -- Conversion and Call Provisions".

CONVERSION AT THE OPTION OF THE HOLDER

     The shares of DECS (and thereby the Depositary Shares) are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of 47.65 shares of Common Stock for each share of DECS (the "DECS Optional Conversion Rate") (or a rate of 0.953 shares of Common Stock for each Depositary Share) equivalent, for each Depositary Share, to a conversion price of $21.50 per share of Common Stock (the "DECS Conversion Price"), subject to adjustment as described below. The right to convert shares of DECS called for redemption will terminate immediately prior to the close of business on any redemption date with respect to such shares.

     Conversion of shares of DECS at the option of the holder may be effected by delivering certificates evidencing such shares of DECS, together with written notice of conversion and proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of any transfer agent for shares of DECS or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the DECS Optional Conversion Rate in effect at such time on such date.

     Holders of shares of DECS at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of DECS on the corresponding dividend payment date notwithstanding the optional conversion of such shares of DECS following such record date and prior to such dividend payment date. However, shares of DECS surrendered for optional conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date (unless such shares of DECS are subject to redemption on a redemption date subsequent to such record date and prior to or on such dividend payment date). Except as provided above, upon any optional conversion of shares of DECS, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of DECS or previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

     The Depositary Shares may be voluntarily converted by the holders thereof upon the same terms and conditions (including those as to notice) as the shares of DECS represented by such Depositary Shares, adjusted to reflect the fact that fifty Depositary Shares represent one share of DECS. See "Description of Depositary Shares -- Conversion and Call Provisions".

ENHANCED DIVIDEND YIELD, LESS EQUITY APPRECIATION THAN COMMON STOCK


     Dividends will accrue on the shares of DECS (and thereby on the Depositary Shares) at a higher rate than the rate at which dividends are currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in shares of DECS could be less than that afforded by an investment in the Common Stock because the DECS Conversion Price could be higher than the price of Common Stock and because the Company may, at its option, redeem the shares of DECS at any time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, and may do so, among other circumstances, if the applicable Current Market Price of the Common Stock exceeds the DECS Call Price. In such event, a holder of a share of DECS will receive fewer than fifty shares of Common Stock (comparable to less than one share of Common Stock for each Depositary Share) upon such redemption. A holder may also surrender for conversion any shares of DECS called for redemption up to the close of business on the redemption date, and a holder that so elects to convert will receive
47.65 shares of Common Stock per share of DECS (or 0.953 of a share of Common Stock per Depositary Share). The value of shares of Common Stock received by holders of shares of DECS upon mandatory conversion may be more or less than the amount paid for the shares of DECS offered hereby, due to market fluctuations in the price of the Common Stock.


     As a result of these provisions, holders of shares of DECS would be expected to realize no equity appreciation if the market price of Common Stock is below the DECS Conversion Price, and less than all of such appreciation if the market price of Common Stock is above the DECS Conversion Price. Holders of shares of DECS will realize the entire decline in equity value if the market price of the Common Stock is less than one-fiftieth of the price paid for a share of DECS.

CONVERSION ADJUSTMENTS

     The DECS Common Equivalent Rate and the DECS Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company shall (a) pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock, (b) issue by reclassification of its shares of Common Stock any shares of Common Stock, (c) subdivide or split its outstanding Common Stock into a greater number of shares, (d) combine its outstanding Common Stock into a lesser number of shares, (e) issue certain rights or warrants to all holders of its Common Stock, or (f) pay a dividend or make a distribution to all holders of its Common Stock in the form of evidences of its indebtedness, cash or other assets (including capital stock of the Company other than Common Stock but excluding any cash dividends or distributions, other than "Extraordinary Cash Distributions", and dividends referred to in clause (a) above). In addition, the Company will be entitled (but shall not be required) to make such upward adjustments in the DECS Common Equivalent Rate and the DECS Optional Conversion Rate or the DECS Call Price as the Company, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision) hereafter made by the Company to its stockholders will not be taxable in whole or in part. "Extraordinary Cash Distribution" means the portion of any cash dividend or cash distribution on the Common Stock that, when added to all other cash dividends and cash distributions on the Common Stock made during the immediately preceding 12-month period (other than cash dividends and cash distributions for which a prior adjustment to the DECS Common Equivalent Rate and the DECS Optional Rate was previously made) exceeds, on a per share of Common Stock basis, 10 percent of the average daily closing price of the Common Stock over such 12-month period. All adjustments to the DECS Common Equivalent Rate and the DECS Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the DECS Common Equivalent Rate or the DECS Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the DECS Common Equivalent Rate, provided, however, that any adjustments which, by reason of the foregoing, are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

     Whenever the DECS Common Equivalent Rate and the DECS Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with each transfer agent for the shares of DECS a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holder of the shares of DECS providing specified information with respect to such adjustment. At least 10 business days prior to certain specified actions that could result in certain adjustments in the DECS Common Equivalent Rate and the DECS Optional Conversion Rate, the Company will notify each holder of shares of DECS concerning such proposed action.

ADJUSTMENT FOR CERTAIN CONSOLIDATIONS OR MERGERS

     In case of any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which each share of Common Stock outstanding immediately prior to the merger or consolidation remains unchanged in all material respects), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of DECS shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of DECS might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of DECS would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right, subject to the rights of other Preferred Stock, to receive cash in an amount equal to all accrued and unpaid dividends on such share of DECS (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable, using the DECS Call Price in effect on such redemption date, upon a redemption of such share of DECS immediately prior to consummation of such transaction, assuming that, if the Notice Date for such Redemption is not prior to such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of DECS shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued upon redemption or conversion of shares of DECS. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of DECS of any holder that are redeemed or converted on any redemption date or upon mandatory conversion or any optional conversion, such holder shall be entitled to receive an amount in cash equal to the same fraction of the (i) Current Market Price of the Common Stock in the case of redemption, or (ii) Closing Price (as defined in the Certificate of Designation) of the Common Stock determined (A) as of the fifth trading day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or (B) as of the second trading day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share of DECS shall be surrendered for conversion or redemption at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of DECS so converted or redeemed.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of DECS are entitled to receive an amount equal to the per share price to investors of the shares of DECS (equivalent to an amount equal to 50 times the per share price to investors of each Depositary Share shown on the cover page of this Offering Memorandum) plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock upon liquidation, dissolution or winding up.

     If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of DECS and all other series of Parity Preferred Stock, the holders of shares of DECS and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of DECS will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with one or more corporations or a sale or transfer of substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     The holders of shares of DECS shall have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 47.50 votes for each share of DECS held (equivalent to 0.95 of a vote for each Depositary Share). The holders of shares of DECS and the holders of Common Stock will vote together as one class on such matters except as otherwise provided by law or the Certificate of Incorporation of the Company.

     In the event that dividends on the shares of DECS or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or of any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of DECS (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each share of DECS entitled to one vote (equivalent to one-fiftieth of a vote for each Depositary Share) on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right, when vested, shall continue until all dividends in arrears on the shares of DECS and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors shall terminate or have terminated, and, when so paid and such termination occurs or has occurred, such right of the holders of the shares of DECS shall cease. Upon any termination of the aforesaid voting right, subject to the requirements of the Delaware corporation law and the Certificate of Incorporation of the Company, such Preferred Stock Directors shall cease to be Directors of the Company and shall resign.

     The Company will not, without the approval of the holders of at least
66 2/3 percent of all the shares of DECS then outstanding: (i) amend, alter, or repeal any of the provisions of the Certificate of Incorporation or the By-laws of the Company so as to affect adversely the powers, preferences, or rights of the holders of the shares of DECS then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of DECS then outstanding may be entitled (an amendment of the Certificate of Incorporation to authorize or create, or increase the authorized amount of or to issue, Junior Stock, Preferred Stock ranking on parity with the shares of DECS or any stock of any class ranking on parity with the shares of DECS shall be deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of DECS); (ii) create any series of Preferred Stock ranking prior to the shares of DECS as to payment of dividends or the distribution of assets upon liquidation; (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of DECS as to payment of dividends or the distribution of assets upon liquidation; or (iv) merge or consolidate with or into any other corporation, unless each holder of the shares of DECS immediately preceding such merger or consolidation shall receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of DECS so held.

     Notwithstanding the provisions summarized in the preceding paragraph, however, no such approval described therein of the holders of the shares of DECS shall be required if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such prior or parity stock or such other stock or security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all shares of DECS at the time outstanding.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company of New York is the transfer agent and registrar for, and paying agent for the payment of dividends on, shares of DECS and the Depositary Shares. First Chicago Trust Company of New York maintains a New York drop facility.

MISCELLANEOUS

     Upon issuance, the shares of DECS will be fully paid and nonassessable. Holders of shares of DECS have no preemptive rights. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of DECS, such number of shares of Common Stock as shall from time to time be issuable upon the conversion or redemption of all the shares of DECS then outstanding. Shares of DECS redeemed for, or converted into, Common Stock of the Company or otherwise acquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and shall be available for subsequent issuance.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following summary of the terms and provisions of the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement, as defined below (which contains the form of the Depositary Receipt, as defined below).

     Each Depositary Share represents one-fiftieth of a share of DECS deposited under a Deposit Agreement dated as of March 28, 1994 (the "Deposit Agreement"), among the Company, First Chicago Trust Company of New York, as depositary (including any successor, the "Depositary"), and the holders from time to time of depositary receipts executed and delivered thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the shares of DECS represented thereby (including dividend, voting, conversion, and liquidation rights), and subject to all of the limitations of the shares of DECS represented thereby, contained in the Certificate of Designations and summarized under "Description of DECS". The principal executive office of First Chicago Trust Company of New York is located at 30 West Broadway, New York, New York 10007.

     The Depositary Shares are evidenced by Depositary Receipts. Copies of the Deposit Agreement, the form of which has been filed with the Registration Statement of which this Prospectus is a part, are available for inspection at the office of the Depositary listed above.

EXECUTION AND DELIVERY OF DEPOSITARY RECEIPTS

     Following the issuance of the shares of DECS by the Company to the Initial Purchaser, the shares of DECS were deposited by the Initial Purchaser, or on their behalf, with the Depositary, which executed and delivered the Depositary Receipts to the Initial Purchaser. Depositary Receipts will be executed and delivered evidencing only whole Depositary Shares.

WITHDRAWAL OF DECS

     Upon surrender of Depositary Receipts at the Corporate Office of the Depositary, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares of DECS (but only in whole shares of DECS) represented by such Depositary Receipts. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of DECS to be withdrawn, the Depositary will at the same time deliver to such holder a new Depositary Receipt or Receipts evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the shares of DECS except as represented by the Depositary Shares. See "Investment Considerations -- Restrictions on Transfer; Absence of Public Market".

CONVERSION AND CALL PROVISIONS

     Mandatory Conversion or Call. As described under "Description of
DECS -- Mandatory Conversion of DECS" and "-- Optional Redemption", the shares of DECS are subject to mandatory conversion into shares of Common Stock on the Mandatory Conversion Date, and to the right of the Company to call the shares of DECS, at the Company's option, for redemption. The Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions (including as to notice to the owners of Depositary Shares) as the shares of DECS, except that the number of shares of Common Stock received upon mandatory conversion or redemption of each Depositary Share will be equal to the number of shares of Common Stock received upon mandatory conversion or redemption of each share of DECS divided by the DECS Common Equivalent Rate.

     If fewer than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by lot or pro rata or by any other equitable method determined by the Depositary to be consistent with the method determined by the Board of Directors with respect to the shares of DECS. If fewer than all of the Depositary Shares evidenced by a Depositary Receipt are called for redemption, the Depositary will deliver to the holder of such Depositary Receipt upon its surrender to the Depositary, together with the redemption payment, a new Depositary Receipt evidencing the Depositary shares evidenced by such prior Depositary Receipt and not called for redemption.

     Conversion at the Option of the Holder. As described under "Description of DECS -- Conversion at the Option of the Holder", the shares of DECS may be converted, in whole or in part, into shares of Common Stock at the option of the holders of shares of DECS at any time prior to the Mandatory Conversion Date, unless previously redeemed. The Depositary Shares may, at the option of holders thereof, be converted into shares of Common Stock upon the same terms and conditions as the shares of DECS, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of each share of DECS divided by the DECS Common Equivalent Rate. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank (and, if applicable, payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such Depositary Shares), to the Depositary or its agent. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the DECS Optional Conversion Rate in effect at such time and on such date, adjusted to reflect the fact that fifty Depositary Shares are the equivalent of one share of DECS.

     No fractional share of DECS may be converted. If only a portion of the Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion or redemption of Depositary Shares, and, if such conversion or redemption would otherwise result in a fractional share of Common Stock being issued, an amount will be paid in cash as described in "Description of DECS -- Fractional Shares" or as set forth in the Deposit Agreement.

     After the date fixed for conversion or redemption, the Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except the right to receive the Common Stock and amounts payable on such conversion or redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such conversion or redemption, upon surrender to the Depositary of the Depositary Receipt or Receipts evidencing such Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions in respect of the shares of DECS to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders.

     In the event of a distribution other than cash in respect of the shares of DECS, the Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary on account of taxes.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the shares of DECS, or (ii) the Depositary shall receive notice of any meeting at which holders of shares of DECS are entitled to vote or of which holders of shares of DECS are entitled to notice, or of any election on the part of the Company to call for redemption any shares of DECS, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the shares of DECS) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

VOTING OF DECS

     Upon receipt of notice of any meeting at which holders of shares of DECS are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the shares of DECS) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of DECS represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of DECS represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of DECS to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing the shares of DECS.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares to receive shares of DECS or, upon conversion of the shares of DECS represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any

Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the shares of DECS and any other distributions with respect thereto and (ii) to deliver the shares of DECS together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the shares of DECS then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated and a sufficient number of shares of DECS remain outstanding, the Company will use its best efforts to list the shares of DECS on the NYSE (unless the holders of a majority of the outstanding shares of DECS shall consent to the Company not effecting such listing).

CHARGES OF DEPOSITARY

     The Company will pay all charges of the Depositary including charges in connection with the initial deposit of the shares of DECS, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which shares of DECS are entitled to vote, withdrawals of the shares of DECS by the holders of Depositary Receipts or redemption or conversion of the shares of DECS, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing shares of DECS.

GENERAL

     The Depositary will make available for inspection by holders of Depositary Receipts at its Corporate Office all reports and communications from the Company that are delivered to the Depositary and made generally available to the holders of the shares of DECS.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion regarding the material United States Federal income tax consequences under existing law of the ownership and disposition of the shares of DECS. This discussion is intended for informational purposes only, and does not address aspects of taxation, other than Federal income taxation, or all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules). There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. Stock having terms closely resembling those of the shares of DECS has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Internal Revenue Service (the "Service") will take the positions set forth below. The Company has not and will not seek a ruling from the Service as to any tax matters relating to the shares of DECS. Persons considering the purchase of shares of DECS should consult their tax advisors with respect to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. The following discussion relates only to shares of DECS or shares of Common Stock received upon conversion thereof or in exchange therefor that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  Dividends

     Dividends paid on the shares of DECS out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and will generally qualify for the 70 percent intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other applicable requirements. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction. As of December 31, 1993, the Company had no accumulated earnings and profits for federal income tax purposes. There can be no assurance that the Company's operations during the years that the DECS are outstanding will generate the necessary amounts of income so that the distributions with respect to the DECS will be treated as made from earnings and profits and thereby qualify as dividends for federal income tax purposes. To the extent the Company does not have sufficient current or accumulated earnings and profits in the years that the DECS are outstanding, distributions made with respect to the DECS for any such year will not constitute dividends for federal income tax purposes and, as a result, will not be eligible for the dividends-received deduction.

     Under certain circumstances, a corporation that receives an "extraordinary dividend", as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of the shares of DECS will not constitute extraordinary dividends under Section 1059(c). In addition, under
Section 1059(c), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend". For these purposes, "disqualified preferred stock" includes stock which is preferred as to dividends if the issue price of such stock exceeds its liquidation rights or redemption price. It is unclear whether the shares of the DECS will be determined to constitute disqualified preferred stock and, thus, whether dividends distributed with respect to the DECS will constitute extraordinary dividends.

  Redemption Premium

     Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includable in income, prior to receipt, as a constructive dividend. However, it is believed that Section 305(c) does not apply to stock with terms such as those of the shares of DECS.

  Redemption or Mandatory or Optional Conversion into Common Stock

     Gain or loss generally will not be recognized by a holder upon the redemption of shares of DECS for shares of Common Stock or the conversion of shares of DECS into shares of Common Stock if no cash is received. Income may be recognized, however, to the extent Common Stock or cash is received in payment of accrued and unpaid dividends or as an Additional Dividend upon a redemption or conversion. Such income would probably be characterized as dividend income although some uncertainty exists as to the appropriate characterization of payments in satisfaction of undeclared accrued and unpaid dividends or as an Additional Dividend. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received such fractional share and having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's basis in the fractional share interest.

     Generally, a holder's basis in the Common Stock received upon the redemption or conversion of the shares of DECS, other than shares of Common Stock taxed upon receipt, will equal the adjusted tax basis of the redeemed or converted shares of DECS (exclusive of any basis allocable to a fractional share interest) and the holding period of such Common Stock will include the holding period of the redeemed or converted shares of DECS.

  Adjustment of Conversion Rate

     Certain adjustments to the DECS Common Equivalent Rate and the DECS Optional Conversion Rate to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock may result in constructive distributions taxable as dividends to the holders of the shares of DECS which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders as described above.

  Conversion of DECS After Dividend Record Date

     If a holder of shares of DECS exercises such holder's right to convert shares of DECS into shares of Common Stock after a dividend record date but before payment of the dividend, then such holder generally will be required to pay the Company an amount equal to the portion of such dividend attributable to the current quarterly dividend period upon conversion, which amount would increase the basis of the Common Stock received. The holder would recognize the dividend payment as income.

  Backup Withholding

     Certain non-corporate holders may be subject to backup withholding at a current rate of 31 percent on dividends and certain consideration received upon the call or conversion of the shares of DECS. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the Service that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

REGISTRATION RIGHTS


     The Company entered into a Registration Agreement (the "Registration Agreement") dated March 28, 1994, with the Initial Purchaser of the Depositary Shares, for the benefit of the holders thereof. The following summary of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Agreement, a copy of which has been filed with the registration statement of which this Prospectus is a part. Such registration statement has been filed to satisfy the obligations of the Company described below.


     Pursuant to the Registration Agreement the Company agreed, for the benefit of the holders of Depositary Shares, that it would, at its cost, (a) within 30 days after March 28, 1994, file a shelf registration statement (a "Shelf Registration Statement") with the Commission covering resales of the Depositary Shares and the Common Stock issuable upon conversion or redemption thereof, (b) cause such Shelf Registration Statement to be declared effective under the Securities Act within 90 days of March 28, 1994, and (c) maintain such Shelf Registration Statement continuously effective under the Securities Act until March 28, 1997 or such earlier date as of which all the Depositary Shares or the Common Stock issuable upon conversion or redemption thereof have been sold pursuant to such Shelf Registration Statement. If the Company fails to comply with clause (a) above, then, at such time, the annual dividend rate will increase by $0.057 per Depositary Share.

Such increase will remain in effect until the date on which such Shelf Registration Statement is filed, on which date the annual dividend rate will revert to the original dividend rate plus any increase in such dividend rate pursuant to the following sentence. If the Shelf Registration Statement is not declared effective as provided in clause (b) above, then, at such time and on each date that would have been the successive 30th day following such time, the annual dividend rate (which dividend rate will be the original dividend rate plus any increase or increases in such dividend rate pursuant to the preceding sentence and this sentence) will increase by an additional $0.057 per Depositary Share, provided that the dividend rate will not be increased by more than $0.114 per Depositary Share pursuant to this sentence. Such increase or increases will remain in effect until the date on which such Shelf Registration Statement is declared effective, on which date the annual dividend rate will revert to the original dividend rate. Pursuant to clause (c) above, however, if the Company fails to keep the Shelf Registration Statement continuously effective for the period specified above, then at such time as the Shelf Registration Statement is no longer effective and on each date thereafter that is the successive 30th day subsequent to such time and until the earlier of (i) the date that the Shelf Registration Statement is again declared effective, (ii) March 28, 1997 or (iii) the date as of which all the Depositary Shares or the Common Stock issuable upon conversion or redemption thereof are sold pursuant to the Shelf Registration Statement, the annual dividend rate will increase by an additional $0.057 per Depositary Share, provided that the annual dividend rate will not be increased by more than $0.114 per Depositary Share pursuant to this sentence.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and By-laws of the Company, copies of which are available from the Company upon request.

GENERAL


     The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of March 31, 1994, 56,389,298 shares of Common Stock were issued and outstanding and held of record by approximately 13,800 stockholders. As of March 28, 1994, there were 177,400 shares of Preferred Stock issued and outstanding.


     Directors of the Company hold office until the date of the annual meeting for the election of directors following the annual meeting at which they were elected and until their successors are elected. The By-laws provide that directors can be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock then entitled to vote at an election of directors, and vacancies on the Board of Directors shall be filled by majority vote of the stockholders present at such meeting, or by a majority of the directors then in office.

     The Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company shall be effected only at an annual or special meeting of the stockholders of the Company, and no action required to be taken or that may be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, except by the unanimous written consent of all stockholders entitled to vote on such action. The Company's By-laws provide that special meetings of stockholders shall only be called by either the Chairman of the Board, the President or any Vice-President.

     The Certificate of Incorporation and the By-laws of the Company provide that, except under certain circumstances, directors of the Company shall not be personally liable to the Company or its stockholders for breach of fiduciary duties as a director. That provision may not exonerate the directors from liability under federal securities laws and has no effect on any non-monetary remedies that may be available to the Company and its stockholders. The Certificate of Incorpora-tion and the By-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote. There are no cumulative voting rights and holders of Common Stock have no preemptive rights. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. Upon dissolution, holders of Common Stock are entitled to share pro rata in the assets of the Company remaining after payment in full of all its liabilities and obligations, including payment of the liquidation preference, if any, of any Preferred Stock then outstanding.

     The Common Stock is listed on the New York Stock Exchange, under the symbol USS.

PREFERRED STOCK

     The Board of Directors, generally without further action by the shareholders, is authorized to issue Preferred Stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date either the business combination or the transaction which resulted in the stockholder being an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (A) by persons who are both directors and officers and (B) certain employee stock plans, or
(iii) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     First Chicago Trust Company of New York is the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby has been passed upon by Donald F. Crane, Jr., Senior SEC Counsel for the Company.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report in Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts at accounting and auditing.


     With respect to the unaudited interim financial information for the periods ended March 31, 1994 and 1993 which is incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because those reports are not "reports" or a "part" of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information..................   2
Incorporation of Certain Documents by
  Reference............................   2
Prospectus Summary.....................   3
Summary Description of DECs and
  Depositary Shares....................
Investment Considerations..............   8
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................   9
Use of Proceeds........................  10
Issuance of Resale Securities to
  Selling Stockholders.................  10
Selling Stockholders...................  10
Plan of Distribution...................  11
Description of DECS....................  12
Description of Depositary Shares.......  20
Description of Capital Stock...........  27
Legal Matters..........................  28
Experts................................  28


   8,870,000 SHARES

   UNITED STATES
   SURGICAL CORPORATION

   $2.20 DEPOSITARY SHARES

   EACH REPRESENTING A ONE-FIFTIETH INTEREST
   IN A SHARE OF SERIES A CONVERTIBLE PREFERRED STOCK
   (DIVIDEND ENHANCED CONVERTIBLE STOCK(SM) -- DECS(SM))

   COMMON STOCK
   [LOGO]

   PROSPECTUS


   DATED JUNE 27, 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be incurred in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:


        Registration Fee.................................................  $  68,972
        Printing and Engraving Expenses..................................     30,000
        Accounting Fees and Expenses.....................................      8,000
        Legal Fees and Expenses..........................................     10,000
        Miscellaneous....................................................        100
                                                                           ---------
                  Total..................................................  $ 117,072
                                                                           =========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's Certificate of Incorporation, Bylaws, any agreement or otherwise.

     Article Eight of the Company's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article XI of the Company's By-laws provides for indemnification of officers and directors to the fullest extent provided by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

                                                                                   SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
 NUMBER                              DESCRIPTION OF EXHIBIT                           PAGE
- --------     ---------------------------------------------------------------------------------
   4(a )     Certificate of Designations. Incorporated by reference to the Exhibits filed with the Company's Form 10-K Annual Report for 1993. Commission
             file no. 1-9776.
   4(b )     Registration Rights Agreement dated March 28, 1994, between the
             Company and Salomon Brothers Inc.
   4(c )     Depositary Agreement dated March 28, 1994 between the Company and
             First Chicago Trust Company
   4(d )     Form of Certificate representing Series A Convertible Preferred Stock.
   4(e )     Form of Depositary Receipt.
   5         Opinion of Donald F. Crane, Jr. as to the legality of the Securities.
  12         Statements of computation of ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends.
  15         Letter on Unaudited Interim Financial Information.
  23(a )     Consent of Deloitte & Touche, Independent Auditors, as Experts.
  23(b )     Consent of Donald F. Crane, Jr. Included in Exhibit 5 above.
  24         Powers of Attorney.


ITEM 17.  CERTAIN UNDERTAKINGS

                UNDERTAKINGS TO FILE PROSPECTUSES AS AMENDMENTS

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;
(2) that for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment and each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of the plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                   UNDERTAKING WITH REGARD TO INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on June 24, 1994.


                                          UNITED STATES SURGICAL CORPORATION

                                          By /s/ THOMAS R. BREMER
                                              ---------------------------------
                                              Thomas R. Bremer
                                              Senior Vice President and General
                                              Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURES                                TITLE                       DATE
- ----------------------------------------  ------------------------------------  ---------------
                   *                      Chairman of the Board, President,     June 24, 1994
- ----------------------------------------  Chief Executive Officer and Director
             Leon C. Hirsch               (Principal Executive Officer)

                   *                      Director                              June 24, 1994
- ----------------------------------------
          John A Bogardus, Jr.

         /s/  THOMAS R. BREMER            Director                              June 24, 1994
- ----------------------------------------
            Thomas R. Bremer

                                          Director
- ----------------------------------------
             Turi Josefsen

                   *                      Director                              June 24, 1994
- ----------------------------------------
            Douglas L. King

                                          Director
- ----------------------------------------
             Zanvyl Krieger

                                          Director
- ----------------------------------------
            Bruce S. Lustman

                   *                      Director                              June 24, 1994
- ----------------------------------------
             William F. May

               SIGNATURES                                TITLE                       DATE
- ----------------------------------------  ------------------------------------  ---------------
                   *                      Director                              June 24, 1994
- ----------------------------------------
           Marianne Scipione

                   *                      Director                              June 24, 1994
- ----------------------------------------
           Douglas T. Tansill

                   *                      Senior Vice President, Finance and    June 24, 1994
- ----------------------------------------  Chief Financial Officer (Principal
         Howard M. Rosenkrantz            Financial Officer)

         /s/  JOSEPH C. SCHERPF           Vice President and Controller         June 24, 1994
- ----------------------------------------  (Principal Accounting Officer)
           Joseph C. Scherpf


* By Power of Attorney

                                          EXHIBIT INDEX


EXHIBIT
 NUMBER                                   DESCRIPTION                               LOCATION
- -------                                   -----------                               --------
   4(a )     Certificate of Designations. Incorporated by reference to the Exhibits filed with the Company's Form 10-K Annual Report for 1993. Commission
             file no. 1-9776.
   4(b )     Registration Rights Agreement dated March 28, 1994, between the
             Company and Salomon Brothers Inc.
   4(c )     Depositary Agreement dated March 28, 1994 between the Company and
             First Chicago Trust Company
   4(d )     Form of Certificate representing Series A Convertible Preferred Stock.
   4(e )     Form of Depositary Receipt.
   5         Opinion of Donald F. Crane, Jr. as to the legality of the Securities.
  12         Statements of computation of ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends.
  15         Letter on Unaudited Interim Financial Statements.
  23(a )     Consent of Deloitte & Touche, Independent Auditors, as Experts.
  23(b )     Consent of Donald F. Crane Jr. Included in Exhibit 5 above.
  24         Powers of Attorney.